Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK
The following description of the capital stock of Landec Corporation (the “Company,” “we,” “us,” and “our”) is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation, which has been publicly filed with the Securities and Exchange Commission.
Our authorized capital stock consists of:
•50,000,000 shares of common stock, $0.001 par value; and
•2,000,000 shares of preferred stock, $0.001 par value.
Common Stock
Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. In any election of directors, a director nominee shall be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election (with abstentions not counted as a vote cast either for or against that nominee’s election) by the stockholders entitled to vote on the election. Any director or our entire board of directors (the “Board”) may be removed, with or without cause, and any vacancies on the Board may be filled, by the holders of a majority of the shares then entitled to vote at an election of directors. Amendments to our bylaws may be adopted by the affirmative vote of a majority in voting power of all of the then outstanding shares of the voting stock of the Company entitled to vote. All other matters shall be decided by the affirmative vote of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at a meeting by the holders entitled to vote thereon.
Holders of common stock are entitled to receive proportionately any dividends as may be declared by our Board, subject to any preferential dividend rights of outstanding preferred stock.
In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Classified Board
In accordance with the terms of our certificate of incorporation and bylaws, subject to the rights of holders of any series of preferred stock to elect directors, our Board is divided into two classes: Class 1 and Class 2, with each class serving staggered two-year terms. This classification of the Board may have the effect of delaying or preventing changes in the control or management of the Company.
Preferred Stock
Under the terms of our certificate of incorporation, our Board is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our Board has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock. We have designated one series of preferred stock.

The purpose of authorizing our Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock.
The preferred stock of each series will rank senior to the common stock in priority of payment of dividends and in the distribution of assets in the event of our liquidation, dissolution or winding up, to the extent of the preferential amounts to which the preferred stock of the respective series will be entitled. Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds.
Anti-Takeover Effects of Delaware Law and Our Charter and Bylaws
In our certificate of incorporation, we elect not to be subject to Section 203 of the General Corporation Law of the State of Delaware. Subject to certain exceptions, Section 203 prevents a publicly-held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our Board or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us, and the interested stockholder and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.
Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our bylaws provide that special meetings of the stockholders can be called by the Board, the Chairman of the Board, the president or by one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting. In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying certain stockholder actions until the next stockholder meeting.
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